                                  EXHIBIT "E"
                             ASSIGNMENT AGREEMENT

          THIS ASSIGNMENT AGREEMENT is entered into effective as of June _____, 1999 ("Effective Date"), between STMicroelectronics, Inc. ("ST"), and FI Financial, LLC ("FIF"), with respect to the payment by FIF of a cash lump sum in the amount of Five Hundred Thousand United States Dollars (US$500,000.00) ("Investor Payment"), in exchange for the assignment by ST to FIF pursuant to the terms and conditions hereof, of all of ST's rights, title, claims and interest in, under and pursuant to each and every one of the following agreements and documents: (a) Deed of Guarantee and Indemnity dated August 17, 1995, entered into between Microelectronic Packaging, Inc. ("MPI") and SGS-Thompson Microelectronics Pte Limited ("SGS") ("Guaranty"); (b) a document entitled "Charge" dated August 17, 1995, entered into between Microelectronic Packaging (S) PTE LTD ("MPS") and SGS ("Charge"); (c) Supply Guarantee and Preferred Allocation Agreement dated July, 1995, between MPS and SGS ("Supply Agreement"); (d) Supplemental Agreement to Supply Guarantee and Preferred Allocation Agreement dated August 17, 1995 and October 19, 1995, entered into between MPS and SGS ("Supplemental Agreement"); (e) Warrant to Purchase Common Stock of MPI dated September 24, 1998, pursuant to which ST is entitled to purchase an aggregate of Two Hundred Thousand (200,000) shares of MPI's common stock at a price of One Dollar ($1.00) per share ("Warrant"); (f) the Judgment by Confession and Stipulated Judgment dated September 24, 1998, between MPI and ST, and all agreements and documents related thereto ("Judgments"); and (g) Restructuring, Settlement and Mutual Release Agreement dated September 24, 1998, entered into between, among others, ST and MPI (all of the foregoing agreements and documents are referred to collectively in this letter as the "ST Agreements").

          FOR VALUE RECEIVED, and in consideration of the payment to ST of the Investor Payment, ST hereby completely assigns, conveys and transfers to FIF, all of ST's rights, title, claims and interests in, under and pursuant to each and every one of the ST Agreements ("Assignment").

          In connection with the Assignment, ST represents and warrants to FIF that as of the Effective Date, ST is the sole and exclusive owner of all of the rights, title, claims and interests of SGS and ST in, under and pursuant to the ST Agreements, and that ST has not assigned, conveyed or otherwise transferred any interest in or any portion of the ST Agreements to any party other than FIF. Otherwise, ST does not make any additional representations or warranties of any kind with respect to the ST Agreements. Regardless of any other provision of this Assignment Agreement, FIF represents, warrants and agrees that:

               (a) FIF is a sophisticated and experienced investor who has the capability to evaluate the risks of the transactions contemplated by this Assignment Agreement, and has the ability to protect FIF's own interests in connection therewith.

               (b) FIF has performed whatever due diligence review FIF deems necessary and/or appropriate in connection with the transactions contemplated by this Assignment Agreement, and is satisfied with the results of such due diligence review.

               (c) FIF has not requested that ST make, and ST has not made and is not making, any representations or warranties of any kind regarding the propriety of FIF's contemplated acquisition of the ST Agreements, the value or enforceability of any rights ST may have under the ST Agreements, the value or enforceability of any rights FIF may have as an assignee of the ST Agreements, the value or enforceability of any rights FIF may have to acquire shares of capital stock of MPI by virtue of FIF's acquisition of the ST Agreements, or the current or potential value of any of such shares of capital stock

          IN WITNESS WHEREOF, ST and FIF have executed and delivered this Assignment Agreement as of the Effective Date.

STMICROELECTRONICS, INC.                      FI FINANCIAL, LLC



By:__________________________________         By:_____________________________
   Steven K. Rose, Vice President                James T. Waring, Manager

                            ASSIGNMENT OF INTEREST
                                     UNDER
                               LETTER AGREEMENT
                                     WITH
                           STMICROELECTRONICS, INC.


          THIS ASSIGNMENT OF INTEREST UNDER LETTER AGREEMENT WITH
STMICROELECTRONICS, INC. ("Assignment"), is entered into effective as of April 21, 1999 ("Effective Date"), between FI Financial, LLC ("FIF"), and the party whose name appears below, which party is referred to herein as the "Assignee":


 _____________________________________________________________________________
                           PRINT NAME OF "ASSIGNEE"

          Unless otherwise defined herein, all capitalized terms appearing in this Assignment shall have the meanings defined for such terms in the letter agreement dated April 14, 1999, entered into between FIF, STMicroelectronics, Inc. ("ST"), and Microelectronic Packaging, Inc. ("MPI") ("Letter Agreement").

          Pursuant to the Letter Agreement, FIF and ST have opened an escrow with Mission Valley Escrow ("Escrow Account"), and FIF has deposited into the Escrow Account the amount of Five Hundred Thousand Dollars ($500,000.00).

          Pursuant to this Assignment, Assignee desires to acquire from FIF an interest in the Escrow Account, and a corresponding interest under the Letter Agreement, all in accordance with the provisions of this Assignment.

          FOR VALUE RECEIVED, FIF hereby assigns and transfers to Assignee, and Assignee hereby accepts from FIF, an interest in the Escrow Account ("Assigned Interest") in the dollar amount appearing below, which dollar amount is referred to herein as the "Escrow Reimbursement":


______________________________________________________________________________
           PRINT APPLICABLE DOLLAR AMOUNT FOR "ESCROW REIMBURSEMENT"

          In exchange for receiving the Assigned Interest, Assignee hereby directs Ross, Dixon & Bell, LLP ("RDB") to withdraw the amount of the Escrow Reimbursement from RDB's Client Trust Account, which amount was received by RDB from Assignee for the purpose of acquiring the Assigned Interest, and immediately pay the amount of the Escrow Reimbursement to FIF or its assignee, which assignee may be designated by James T. Waring.

          By executing this Assignment where indicated below, Assignee confirms that Assignee has acquired the Assigned Interest in exchange for the Escrow Reimbursement, and FIF confirms that FIF has in fact assigned and transferred the Assigned Interest to Assignee, which shall be deemed to be a portion of the Escrow Account in an amount equal to the Escrow Reimbursement.

          Furthermore, by executing this Assignment where indicated below, Assignee hereby authorizes FIF to act as the agent for Assignee in connection with all matters pertaining to the Escrow Account, subject to the limitation that Assignee's portion of the Escrow Account in an amount equal to the Escrow Reimbursement ("Assignee's Balance") shall be withdrawn from the Escrow Account only for the following purposes ("Authorized Purposes"): (a) to pay the amount of Assignee's Balance to ST pursuant to the terms and conditions of the Letter Agreement, but only after Assignee has executed and delivered to MPI a counterpart copy of the Debt Conversion and Mutual Settlement and Release Agreement and the other agreements related thereto, that pertain to the shares of MPI's Series A Preferred Stock that are being acquired by Assignee in exchange for Assignee's Balance ("ST Transaction"); or (b) in the event the ST Transaction for any reason is not completed on or before June 30, 1999 (or such later date as may be agreed upon in writing by Assignee), to pay the amount of Assignee's Balance to Assignee upon the closing of the Escrow Account.

          Assignee agrees that FIF has consented to act as agent for Assignee in connection with the Escrow Account solely for the convenience of Assignee, and that FIF shall not have any liabilities or obligations of any kind to Assignee in connection with the Escrow Account, unless and only unless FIF authorizes Assignee's Balance to be withdrawn from the Escrow Account for any reason other than the Authorized Purposes, without Assignee's written approval.

          Assignee agrees that all of the funds on deposit in the Escrow Account are being invested at a nominal rate of interest roughly equivalent to the rate of interest generally paid by national banks on funds deposited in passbook savings accounts, and that for the convenience of the parties, FIF shall be entitled to collect and retain all of the interest earned on the funds deposited in the Escrow Account. FIF expects the amount of such interest to be minor and nominal, and Assignee agrees that the amount of such interest will not be material to Assignee under the circumstances and should be paid to FIF for the convenience of the parties.

          IN WITNESS WHEREOF, the undersigned have executed this Assignment as of the Effective Date.

FI FINANCIAL, LLC                            ASSIGNEE



By:________________________________          _________________________________
   James T. Waring, Manager                  Signature

                                             _________________________________
                                             Print Name

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